Exhibit D-2

                   UNITED STATES OF AMERICA 93 FERC P. 61,216
                      FEDERAL ENERGY REGULATORY COMMISSION


Before Commissioners: James J. Hoecker, Chairman;
                      William L. Massey, Linda Breathitt,
                      and Curt Hebert, Jr.


Arizona Public Service Company                          Docket Nos. EC00-118-000
Pinnacle West Capital Corporation                               and EC00-118-001
Pinnacle West Energy Corporation


                          ORDER AUTHORIZING DISPOSITION
                          OF JURISDICTIONAL FACILITIES

                           (Issued November 24, 2000)

I. INTRODUCTION

     On July 28, 2000, as completed on August 23, 2000, Arizona Public Service Company (APS), Pinnacle West Capital Corporation (PWCC), and Pinnacle West Energy Corporation (PWE) (collectively, Applicants), filed a joint application pursuant to section 203 of the Federal Power Act (FPA)(1) requesting Commission authorization for APS to transfer to PWE certain jurisdictional facilities and operation agreements. In addition, APS requests authorization to transfer certain wholesale power sales agreements to PWCC. The jurisdictional facilities involved in the transaction include step-up transformers and other generation-related transmission facilities. The Commission has reviewed the proposed transactions under the Commission's Merger Policy Statement.(2) As discussed below, we will authorize the proposed transactions as consistent with the public interest.

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     (1) 16 U.S.C. ss. 824b (1994).

     (2) Inquiry  Concerning  the  Commission's  Merger Policy Under the Federal
Power Act Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (1996), FERC Statutes and Regulations, Regulations Preambles January 1991-June 1996 P. 31,044
(1996), reconsideration denied, Order No. 592-A, 62 Fed. Reg. 33,341 (1997), 79 FERC P. 61,321 (1997) (Merger Policy Statement).

Docket Nos. EC00-118-000          -2-
  and EC00-118-001


II. BACKGROUND

     A. DESCRIPTION OF THE PARTIES

     PWCC is an Arizona corporation and an exempt public utility holding company under the Public Utility Holding Company Act of 1935 (PUHCA).(3) PWCC is the parent company of APS, PWE, and APS Energy Services Company, Inc. (APSES). PWCC has two non-utility subsidiaries, El Dorado Investment Company, an investment firm, and SunCor Development Company, a real estate developer. PWCC is also a power marketer authorized by the Commission to sell electric power at market-based rates.(4) PWE is a subsidiary of PWCC created to own and operate wholesale generating facilities.(5)

     APS is an investor-owned utility engaged in generating, transmitting, and distributing electricity in Arizona. APS presently owns or partially owns several generating units that it proposes to transfer to Pinnacle West Energy. APS is also a power marketer authorized by the Commission to sell electric power at market-based rates.(6)

     B. THE PROPOSED TRANSACTION

     According to the application, the proposed transaction is part of the state restructuring proceedings and settlement agreement under which APS agreed to divest its generation assets by December 31, 2002, to an affiliate.(7) Applicants state the proposed

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     (3) 15 U.S.C. 79c (1994).

     (4) The Commission granted market-based authority to PWCC in Pinnacle West Capital Corporation, 91 FERC P. 61,290 (2000), reh'g pending.

     (5) PWE is authorized to sell power at market-based rates. See Pinnacle West Energy Corporation, 92 FERC P. 61,248 (2000).

     (6) The Commission granted market-based authority to APS in Arizona Public Service Company, 79 FERC P. 61,022 (1997).

     (7) The Application states that the settlement approved by the Arizona Corporation Commission (Arizona Commission) on October 6, 1999, was intended to resolve retail electric competition related issues and approve unbundled tariffs.

Docket Nos. EC00-118-000          -3-
  and EC00-118-001

transaction would allow APS to conduct business "primarily" as a wires company.(8) Applicants state that, starting in 2003, APS would be engaged only in providing regulated electric transmission and distribution services. The proposed transaction would enable PWE to conduct business as a generating company. It would sell most of the output from its generating facilities to PWCC, but it may also sell a portion of its output to other wholesale customers. As a result of this transaction, PWCC will have a marketing and trading department, will act as a power marketer, and will conduct trading and brokering functions on behalf of its subsidiaries (i.e., APS, PWE, and APSES). Pursuant to the restructuring plan, under separate agreements to be filed with the Commission, PWCC will provide APS with all of the generation-related ancillary services APS needs.(9)

     Applicants claim that the proposed transaction is consistent with the public interest because it will not adversely affect competition, rates, or regulation and that it will benefit the public interest by: (1) finalizing the implementation of retail access in Arizona; (2) allowing competition in the generation markets; and (3) enabling APS to operate its transmission system as a "wires" only company.(10)

III. NOTICE AND INTERVENTIONS

     Notice of the completed application was published in the Federal Register, with comments due on or before September 7, 2000.11/ The Arizona Corporation Commission (Arizona Commission) filed a notice of intervention. Timely motions to intervene were filed by Navajo Tribal Utility Authority (Navajo) and Salt River Agricultural Improvement and Power District (Salt River). In addition, a group of municipal water

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     (8) APS plans to be a "wires" only company once it completes its transfer of its nuclear generating units by the end of 2002. Until then, APS only claims that it is "primarily" a wires only company. See Application at 7-8.

     (9) Applicants state that the rates for the ancillary services PWCC will provide to APS and APS's customers will be the same as the rates in APS's Open Access Transmission Tariff (Open Access Tariff) until a market for ancillary services develops in Arizona.

     (10) Application at 8.

     (11) 65 Fed. Reg. 53,283 (2000).

Docket Nos. EC00-118-000          -4-
  and EC00-118-001

districts in Arizona (Arizona Districts)(12) and Tohono O'odham Utility Authority (Tohono) filed timely motions to intervene accompanied by a protest.(13) Tucson Electric Power Company (Tucson) and Citizens Communications Company (Citizens) filed untimely motions to intervene.

     On August 30, 2000, Applicants filed an answer in opposition to the protest of Tohono and Arizona Districts.

IV. DISCUSSION

     A. PROCEDURAL MATTERS

     Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure,(14) the Arizona Commission's notice of intervention and the timely, unopposed motions to intervene of Arizona Districts, Tohono, Navajo, and Salt River serve to make them parties to this proceeding. In addition, due to the absence of any undue prejudice or delay, we will grant the late, unopposed motions to intervene of Tucson and Citizens. While rule 213 (a)(2) of the Commission's Rules of Practice and Procedure(15) generally prohibits the filing of an answer to protests, we will accept Applicants' answer because it aids our understanding and resolution of the issues.

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     (12)  Arizona   Districts   consist  of  small   utilities,   political
subdivisions, and special districts organized under Arizona law to provide electricity for irrigated agriculture and rural communities. Arizona Districts are comprised of: Aguila Irrigation District; Buckeye Water Conservation & Drainage District; Electrical District Nos. 1, 3, and 6 of Pinal County; Electrical District No. 7 and 8 of Maricopa County; Harquahala Valley Power District; Maricopa County Municipal Water Conservation District No. 1; McMullen Valley Water Conservation & Drainage District; Roosevelt Irrigation District; and Tonopah Irrigation District.

     (13) Tohono is a subsidiary of the Tohono O'odham Nation, formerly known as the Papago Tribe of Arizona.

     (14) 18 C.F.R.ss. 385.214 (2000).

     (15) 18 C.F.R.ss.385.213 (a)(2) (2000).

Docket Nos. EC00-118-000          -5-
  and EC00-118-001


     B. STANDARD OF REVIEW UNDER SECTION 203

     Section 203(a) of the FPA provides that the Commission must approve a proposed merger if it finds that the merger "will be consistent with the public interest." 16 U.S.C. ss. 824b(a) (1994). The Commission's Merger Policy Statement(16) provides that the Commission will generally take account of three factors in analyzing proposed mergers: (a) the effect on competition; (b) the effect on rates; and (c) the effect on regulation. In dispositions of jurisdictional facilities not involving a merger, the Commission applies these same factors in assessing whether to authorize such transactions.(17) Consistent with these factors, we find, for the reasons discussed below, that Applicants' proposed transactions are consistent with the public interest. Accordingly, we will approve the proposed disposition of jurisdictional facilities without further investigation.

     C. EFFECT ON COMPETITION

     Applicants state that the proposed transaction will not have an adverse effect on competition in the generation or transmission markets, and no intervenor disagrees. We agree with Applicants' general assertion that market structure will not be adversely affected by the proposed transaction. We note that the proposed transaction is a transfer of jurisdictional facilities internal to the APS/PWCC/PWE corporate family and will not result in a net loss of competitors from the generation market. Thus, we find that the proposed transaction will not adversely affect competition.

     D. EFFECT ON RATES

          1. ARGUMENTS OF THE PARTIES

     Applicants state that the proposed transaction will not adversely affect wholesale customers' rates. Applicants state that APS does not intend to alter its transmission rates

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     (16) See Merger  Policy  Statement,  FERC  Stats.  & Regs. P. 31,044 at
30,117-18.

     (17) See, e.g., Conectiv and NRG Energy, Inc., 92 FERC P. 61,031 at 61,069-70 (2000); Wisconsin Public Service Corporation and Upper Peninsula Power Company, 91 FERC P. 61,322 at 62,108 (2000)); Wisconsin Electric Power Company, 90 FERC P. 61,346 at 62,144 (2000); Wisconsin Power & Light Company, 90 FERC P. 61,347 at 62,148 (2000).

Docket Nos. EC00-118-000          -6-
  and EC00-118-001

because none of the transmission assets being acquired by PWE from APS are currently included in APS's transmission tariff rates. Applicants state that APS serves most of its power customers under market-based rates or through transactions with the Western System Power Pool (WSPP). Applicants add that, while APS serves some wholesale customers under cost-based rates, all but two of those customers can choose alternative power suppliers. Applicants also state that they have proposed measures that will protect wholesale customers from any potential affiliate abuse that might arise from the transaction. Specifically, in the case of wholesale customers whose contracts include a pricing provision based on System Incremental Cost (SIC), Applicants propose to cap the pass-through of costs to such wholesale customers at the lesser of APS's SIC or prices calculated based on the Palo Verde Index. With regard to customers whose contracts contain a Fuel Adjustment Clause (FAC), Applicants propose that they pay the lesser of a FAC calculated with inter-affiliate transactions included, or a FAC calculated with the inter-affiliate transactions priced not as actual but at the Palo Verde Index price for a similar duration, or the average of the actual corrected FAC for the same month for 1998 or 1999.(18)

     Applicants also propose protection for customers taking ancillary services. Applicants state that PWE will sell generation-related ancillary services to PWCC at the rates currently charged under APS's Open Access Tariff.(19) PWCC will, in turn, provide APS with its generation-related ancillary services at exactly the same charges. APS proposes to pass through, to customers subscribing to such ancillary services, the rates it pays PWCC for these services under its Open Access Tariff.(20)

     Tohono argues that APS's SIC pricing provision will adversely impact its rates. Tohono argues that the Applicants have not shown how such a provision will effectively protect customers such as Tohono. Tohono maintains that the current SIC provision has been exceedingly volatile and is likely to become more volatile and unreasonable under Applicants' restructuring plan. Tohono states that this volatility occurs because the current costs are based on APS's generating units and that if the sales contracts and

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     (18) Application at 10.

     (19) PWE and PWCC reserve the right to change such rates and services as their costs of providing such service change, or as conditions change.

     (20) Application at 11.

Docket Nos. EC00-118-000          -7-
  and EC00-118-001

generating units are transferred to PWE, the SIC costs may be driven by inter-affiliate power purchases at negotiated rates.(21)

     Arizona Districts contend that Applicants failed to provide adequate ratepayer protection to their customers for the sale of ancillary services. Thus, Arizona Districts request that the Commission approval of the transaction be conditioned on Applicants' customers receiving ancillary services at cost-based rates for five years under APS's existing Open Access Tariff. Secondly, Arizona Districts request the Commission defer action in this proceeding until it reviews the Applicants' agreements to sell ancillary services at cost-based rates under APS's existing Open Access Tariff. Arizona Districts express concern that, although Applicants commit that the acquisition of ancillary services will be at APS's existing Open Access Tariff rates until a market for ancillary services develops in Arizona, Applicants reserve the right to propose revisions to the rates and conditions of ancillary services as conditions warrant. Arizona Districts maintain that Applicants should provide assurances that they will provide ancillary services at APS's existing tariff rates.(22)

          2. APPLICANTS' RESPONSE

     Applicants' answer to Tohono's and Arizona Districts' protests argues that the protests should be rejected because the proposal to charge APS the same rate as APS currently is charged under its Open Access Tariff has previously been accepted by the Commission.(23) In addition, Applicants argue that the Arizona Districts have not presented factual evidence that a five-year rate freeze is necessary.

          3. COMMISSION DETERMINATION

     The Commission finds that the proposed transaction will not have an adverse effect on rates. We will accept Applicants' commitment to charge for ancillary services at the rates contained in APS's Open Access Tariff.(24)

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     (21) Tohono Protest at 3-5.

     (22) Arizona Districts Protest at 4-6.

     (23) See Allegheny Energy Supply Company, 89 FERC P. 61,258 (1999).

     (24) However, we note that implementation of this proposal will require timely filing
            (continued...)

Docket Nos. EC00-118-000          -8-
     and EC00-118-001

PWE will sell generation-related ancillary services to PWCC at rates identical to those APS itself pays under its Open Access Tariff. We note that Applicants' proposal does not raise any concerns because the ancillary services rates paid by PWCC are the same as those that other customers are required to pay.

     With respect to affiliate abuse, we deny Tohono's requests to set this issue for hearing.(25) Applicants have proposed measures that will protect wholesale customers from any potential affiliate abuse associated with the transaction. These measures include commitments offered by APS's affiliates, and accepted by the Commission, in previous cases.(26) Applicant reiterates here that it will continue to abide by these commitments. Applicants propose, in the case of wholesale customers whose contracts include a pricing provision based on SIC, to cap the pass-through of costs to such wholesale customers at the lesser of APS's SIC or prices calculated based on the Palo Verde Index.

     Moreover, as to any adverse impact resulting from purchased power, we note that, at this juncture, these concerns are hypothetical. The customers may file complaints under section 206 of the FPA in the event these concerns materialize. Furthermore, Tohono concedes that, under their existing contract, APS is free to sell power to third parties and meet customers' needs through purchased power transactions and that customers would be charged for purchased power at the SIC. Thus, the proposed transfer of jurisdictional assets from APS would not change the status quo in this regard and would not adversely affect customers' rates.

     E. EFFECT ON REGULATION

     The Commission finds that the proposed transactions will not have an adverse effect on regulation. We reach this conclusion because the Commission will continue to have jurisdiction over the wholesale transactions of APS that are being transferred to

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     (24) (continued...)
          under section 205 of the FPA.

     (25) Tohono Protest at 5.

     (26)  Pinnacle  West Capital  Corporation,  91 FERC P. 61,290 at 61,998
(2000), reh'g pending. See also Pinnacle West Energy Corporation, 92 FERC P. 61,248 at 61,790-91 (2000), reh'g pending.

Docket Nos. EC00-118-000          -9-
  and EC00-118-001

PWCC and PWE. Moreover, APS will continue to be subject to the Commission's jurisdiction and the Arizona Commission for retail sales.

     F. CONSOLIDATION OF DOCKETS

     Arizona Districts and Tohono request consolidation of this proceeding with that in Pinnacle West Energy Corporation, Docket No. ER00-3312-000. They argue that consolidation is appropriate because the proceedings involve the same entity and because all of these dockets raise common issues of fact and law.

     We see no need to consolidate this proceeding with any other proceeding, since we are not setting it for hearing. Moreover, we note that, on September 26, 2000, the Commission issued an order accepting PWE's proposed market-based rate tariff.

THE COMMISSION ORDERS:

(A) The motions to intervene of Arizona Districts, Tohono, Navajo, Salt River, Tucson, and Citizens are hereby granted, as discussed in the body of this order;

(B) Applicants' answer to the protests of Tohono and Arizona Districts is hereby granted, as discussed in the body of this order;

(C) The proposed disposition of jurisdictional facilities is hereby authorized, on the terms and conditions and for the purposes set forth in the application, as discussed in the body of this order;

(D) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost, or any other matter whatsoever now pending or which may come before the Commission;

(E) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted;

(F) The Commission retains authority under sections 203(b) and 309 of the FPA to issue supplemental orders as appropriate; and

(G) Applicants shall promptly notify the Commission of the date the disposition of jurisdictional facilities is consummated.

Docket Nos. EC00-118-000
  and EC00-118-001

By the Commission.

( S E A L )


                          Linwood A. Watson, Jr.,

                          Linwood A. Watson, Jr.,
                                Acting Secretary.